Exhibit 4

FIRST AMENDMENT AND WAIVER dated as of July 28, 2005, to the Credit Agreement dated as of February 18, 2005, as amended (the “Credit Agreement”), among THE MOSAIC COMPANY, MOSAIC FERTILIZER, LLC, MOSAIC GLOBAL HOLDINGS INC., MOSAIC POTASH COLONSAY ULC, the Foreign Borrowing Subsidiaries party thereto, the LENDERS party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrowers (such term and each other capitalized term used but not defined herein having the meanings assigned to such terms in the Credit Agreement, as amended hereby) have requested that the Required Lenders approve amendments to certain provisions of the Credit Agreement and waive certain Events of Default; and

WHEREAS, the Required Lenders are willing, on the terms and subject to the conditions set forth herein, to approve such amendments and waivers;

NOW, THEREFORE, in consideration of these premises, the Borrowers and the Required Lenders hereby agree as follows:

SECTION 1. Amendments. Effective as of the Amendment Effective Date (as defined in Section 4 hereof), the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical positions:

“Indenture Restriction” means any restriction under any of the 1991 Global Indenture, 1997 Global Indenture, 1998 Global Indenture, either 2001 Global Indenture or the 2003 Global Indenture, in each case that restricts Liens on any Collateral or would require any obligations under any such Indenture to be secured by a Lien on any Collateral (determined disregarding any provisions of any Loan Document that limit or restrict the Obligations secured by any such Collateral in order to comply with any such restriction).

“Phosphates Reorganization” means the merger of the Fertilizer Borrower, Phosphates and Mosaic Phosphates M.P., Inc., with the Fertilizer Borrower being the surviving entity, and resulting in a majority of the Equity Interests of the Fertilizer Borrower being owned directly by the Parent Borrower.

“PLP Termination Date” means the earlier of (a) the date on which the Indebtedness issued under the PLP Indenture is discharged and paid in full and (b) the date on which the PLP Indenture is amended or modified in a manner

(reasonably satisfactory to the Administrative Agent) such that the Indebtedness thereunder is no longer entitled to be secured by any Collateral securing the Obligations or any Indebtedness refinancing or replacing the Obligations, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

“Restricted Assets” means assets that, if owned by a Global Loan Party, would constitute 1991 Global Restricted Collateral, 1997/98 Global Restricted Collateral or 2001/2003 Global Restricted Collateral, in each case as defined in the Global Collateral Sharing Agreement; provided that any such assets shall not constitute “Restricted Assets” after all applicable Indenture Restrictions cease to apply to such assets.

(b) Section 1.01 of the Credit Agreement is hereby amended by deleting the definition of the term “Subsidiary” in its entirety and substituting in lieu thereof the following:

“Subsidiary” means any subsidiary of the Parent Borrower. For purposes of the Loan Documents (other than Sections 3.04(c), 3.06 and 3.07), the term “Subsidiary” shall not include (a) Phosphate Chemicals Export Association Inc., so long as Phosphate Chemicals Export Association Inc. constitutes an “association” (as defined in Section 61 of the Export Trade Act), involving participants that are not affiliated with the Parent Borrower, entered into for the purpose of engaging in “export trade” (as defined in Section 61 of the Export Trade Act) and substantially all its business involves engaging in such “export trade”, related marketing activities and other activities incidental thereto or (b) Saskferco Products Inc., a Saskatchewan corporation (“Saskferco”), South Ft. Meade General Partner, LLC, a Delaware limited liability company (“South Ft. Meade LLC”), or South Ft. Meade Partnership, L.P., a Delaware limited partnership (“South Ft. Meade LP”) merely because an accounting determination is made that the accounts of Saskferco, South Ft. Meade LLC or South Ft. Meade LP, respectively, must be consolidated with those of the Parent Borrower for purposes of the Parent Borrower’s consolidated financial statements, so long as Saskferco, South Ft. Meade LLC or South Ft. Meade LP, respectively, continues not to be a “subsidiary” of the Parent Borrower by reason of clause (a) or (b) of the definition of the term “subsidiary”.

(c) Section 3.21 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

SECTION 3.21. PLP Assets. So long as the PLP Termination Date has not occurred, PLP does not have any “Restricted Subsidiaries” (as such term is defined in the PLP Indenture), other than Agrico Chemical Company and, prior to the Phosphates Reorganization, Phosphates. Upon and after the Phosphates Reorganization, neither PLP nor Agrico Chemical Company has any material assets, other than (i) an Equity Interest in the Fertilizer Borrower not to exceed 49%, (ii) approximately $75,000,000 aggregate principal amount of Indebtedness and other inter-company receivables owed to it by other Loan Parties, (iii) other loans and advances made to other Loan Parties after the Effective Date, and other inter-company receivables owed to it by, and other amounts due from, other Loan Parties arising after the Effective Date, in each case arising out of, or made with proceeds from, investments described in clause (i) or (ii) above or this clause (iii) and (iv) other assets not to exceed $5,000,000 at any time outstanding.

(d) Section 6.01(a) of the Credit Agreement is hereby amended by (i) adding the following proviso at the end of clause (ii) thereof:

; provided that it is understood that extensions, renewals, replacements and refinancings of any such Indebtedness set forth in Schedule 6.01 that is a revolving credit facility as of the Effective Date may be made with Indebtedness that is in the form of revolving credit facilities so long as the committed amount thereof is not increased (except by the amount of any fee paid or payable in connection with such extension, renewal or replacement), and such extensions, renewals, replacements and refinancings do not result in an earlier maturity date or decreased weighted average life of the committed amount thereof.

(ii) deleting clause (xii) thereof in its entirety and substituting in lieu thereof the following:

(xii) Indebtedness of Foreign Subsidiaries (other than Foreign Loan Parties) including, factoring, securitization and similar transactions involving the receivables of such Foreign Subsidiaries, in an aggregate principal amount not exceeding $100,000,000 at any time outstanding; provided that Indebtedness of a Foreign Subsidiary shall not be counted against such $100,000,000 limitation to the extent such Indebtedness is (A) supported by a Letter of Credit and (B) such Foreign Subsidiary has agreed (pursuant to an agreement or instrument entered into with the Administrative Agent or pursuant to an agreement or instrument entered into with a Primary Borrower that has been assigned to the Administrative Agent as collateral pursuant to the relevant Security Document in a manner reasonably satisfactory to the Administrative Agent) to reimburse any drawing under such Letter of Credit;

(iii) deleting clause (xiv) thereof in its entirety and substituting in lieu thereof the following:

(xiv) Guarantees by Foreign Subsidiaries located in Brazil of trade financing extended to customers by unrelated third parties to purchase inventory from such Foreign Subsidiaries in the ordinary course in an aggregate amount not to exceed $10,000,000;

(xv) Guarantees by Foreign Subsidiaries located in Brazil of trade financing extended to customers by local financial institutions to purchase inventory from such Foreign Subsidiaries in the ordinary course in excess of the amounts permitted under clause (xiv) above; provided that (A) such excess aggregate principal amount of financing subject to such Guarantees shall not at any time exceed $60,000,000 and (B) any Foreign Subsidiary providing any such Guarantee for the benefit of a customer shall be indemnified by such customer for amounts that may be paid under such Guarantee, and such financing (and such indemnity by subrogation) shall be secured by a Lien against products of reasonably comparable or greater value at the time of such financing, or in the alternative, by promissory notes of third party producers in an equal or greater principal amount;

(xvi) Indebtedness of Fospar S.A. to Fertilizantes do Parana Ltda. which refinances existing Indebtedness owed to the Fertilizer Borrower in an amount not to exceed $10,000,000; and

and (iv) renumbering clause (xv) thereof as clause (xvii).

(e) Section 6.02 of the Credit Agreement is hereby amended by replacing the reference to clause (xv) of Section 6.01(a) with a reference to clause (xvii) of such Section.

(f) Section 6.04 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of sub-clause (C) in clause (ii) of the proviso of clause (c) thereof and substituting in lieu thereof a comma, and inserting the following clauses at the end of clause (D) thereof, immediately prior to the “)”:

, (E) any assumption, by a Subsidiary (the “Assuming Subsidiary”) that is not a Loan Party, of Indebtedness of a Subsidiary that is not a Loan Party (the “Transferring Subsidiary”), owing to a Loan Party that is represented by a promissory note issued to such Loan Party (the “Lending Subsidiary”) and pledged pursuant to the applicable Pledge Agreement, provided that (1) the Assuming Subsidiary shall as promptly as is practicable issue a replacement promissory note representing such Indebtedness to the Lending Subsidiary, which promissory note shall, promptly after such issuance, be pledged pursuant to the applicable Pledge Agreement, (2) the Transferring Subsidiary shall not be released from its Indebtedness pursuant to its promissory note to the Lending Subsidiary until the promissory note issued by the Assuming Subsidiary has been pledged pursuant to the applicable Pledge Agreement, (3) the promissory note issued by the Transferring Subsidiary shall be canceled and deemed fully satisfied as promptly as practicable after the promissory note issued by the Assuming Subsidiary has been pledged pursuant to the applicable Pledge Agreement, (4) such transactions do not involve any additional payment or other consideration from any Loan Party to any Subsidiary that is not a Loan Party that is not otherwise permitted pursuant to this Agreement and (5) for purposes of determining compliance with the limitations in the other clauses of this paragraph, any such promissory note issued in reliance upon this clause (E) shall be treated as outstanding under the clause or clauses of this paragraph under which the canceled and satisfied promissory notes were permitted and (F) Indebtedness of a Foreign Subsidiary to the extent supported by a Letter of Credit and satisfying the other criteria described in the proviso to clause (xii) of Section 6.01(a), but including Indebtedness of a Foreign Subsidiary to the extent supported by a Letter of Credit but not satisfying one or more of the other criteria described in the proviso to clause (xii) of Section 6.01(a)

and (ii) deleting clause (e) thereof in its entirety and substituting in lieu thereof the following:

(e) Guarantees by the Parent Borrower of Indebtedness or other obligations of any Subsidiary and by any Subsidiary of Indebtedness or other obligations of the Parent Borrower or any other Subsidiary; provided that (i) a Subsidiary that is not a Loan Party shall not Guarantee any Indebtedness or other obligations of any Loan Party, and (ii) except for Guarantees made under the Loan Documents, a Subsidiary Loan Party shall not Guarantee any Indebtedness or other obligations of a Subsidiary that is not a Loan Party (but the Parent Borrower may Guarantee any Indebtedness of any Subsidiary);

(g) Section 6.05 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (l) thereof, (ii) adding the word “and” at the end of clause (m) thereof and (iii) adding following clause (m) thereof the following:

(n) the factoring, securitization or other disposition of receivables of Foreign Subsidiaries (other than Foreign Loan Parties), in each case to the extent resulting in Indebtedness permitted under clause (xii) of Section 6.01(a);

(h) Section 6.08(b) of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (v) thereof, (ii) deleting the period appearing at the end of clause (vi) thereof and substituting in lieu thereof “; and” and (iii) adding following clause (vi) thereof the following:

(vii) payments and reborrowings under revolving credit facilities otherwise permitted as Indebtedness under this Agreement; provided that voluntary termination of lending commitments under such revolving credit facilities shall not be permitted unless treated as a voluntary prepayment of the Indebtedness thereunder and otherwise allowed under this Section;

(viii) payments made for open market repurchases of Junior Debt Securities not otherwise permitted under this Section 6.08(b); provided that any such payment shall be permitted under this clause (viii) only if (A) no Default exists at the time of and after giving effect to such payment, (B) at the time of and after giving effect to such payment, the Leverage Ratio is less than 3.75 to 1.0 and the total Revolving Commitments exceeds the sum of the total Revolving Exposure and the Local Currency Exposure by at least $250,000,000, (C) the sum of such payments made in reliance upon this clause (viii) in any fiscal year shall not exceed $40,000,000, (D) the Indebtedness so repurchased pursuant to such payments is retired and canceled and (E) the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the conditions set forth in clauses (A), (B), (C) and (D) above are satisfied; and

(ix) payments made for repurchases pursuant to tender offers in respect of Junior Debt Securities not otherwise permitted under this Section 6.08(b); provided that any such payment shall be permitted under this clause (ix) only if (A) no Default exists at the time of and after giving effect to such payment, (B) prior to commencing any such tender offer, the Primary Borrowers shall have notified the Administrative Agent (which shall promptly notify the Lenders) of their offer to either (x) optionally prepay the Term Loans pursuant to Section 2.11(a) in an aggregate principal amount specified in such notice or (y), unless such offer of prepayment is accepted by the Required Lenders, to utilize cash in an equal amount (or, if such offer of prepayment of the Term Loans is an offer to prepay the Term Loans in full, a greater amount specified in such notice) to repurchase Junior Debt Securities pursuant to one or more tender offers, (C) the Required Lenders shall not have notified the Administrative Agent within five Business Days after receipt of such notice of their election to accept such offer to prepay Term Loans in such aggregate principal amount, (D) the payments made pursuant to any such tender offer shall be made within 60 days after the expiration of such five Business Day period and shall not exceed the aggregate principal amount of prepayments of Term Loans specified in the notice referred to in clause (B) above (or the greater amount specified in such notice, if such notice offered to prepay the Term Loans in full), (E) the Indebtedness so repurchased pursuant to such payments is retired and canceled and (F) the Parent Borrower shall deliver to the Administrative Agent a certificate signed on behalf of the Parent Borrower by a Financial Officer to the effect that the conditions set forth in clauses (A), (B), (C), (D) and (E) above are satisfied.

(i) Section 6.10 of the Credit Agreement is hereby amended by (i) deleting the word “and” appearing at the end of clause (viii) of the proviso thereof and substituting in lieu thereof a comma, and (ii) adding following clause (ix) thereof before the period the following:

and (x) the foregoing shall not apply to customary restrictions and conditions contained in agreements with surety companies that waive or prohibit subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations until obligations to the applicable surety company have been paid or satisfied, in each case after a claim is made upon such surety company.

(j) Section 6.16 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting in lieu thereof the following:

SECTION 6.16. PLP Assets; Global Assets. (a) So long as the PLP Termination Date has not occurred, (i) PLP shall not have any “Restricted Subsidiaries” (as such term is defined in the PLP Indenture), other than Agrico Chemical Company and, prior to the Phosphates Reorganization, Phosphates, (ii) neither PLP nor Agrico Chemical Company shall own or acquire any material assets, other than those described in Section 3.21, (iii) none of the other Loan Parties shall transfer any Collateral to PLP, Agrico Chemical Company or, prior to the Phosphates Reorganization, Phosphates, other than transfers of inventory in the ordinary course of business, (iv) neither PLP, Agrico Chemical Company nor, prior to the Phosphates Reorganization, Phosphates shall merge or consolidate with or into any other Loan Party except Phosphates may merge pursuant to the Phosphates Reorganization and (v) the Fertilizer Borrower shall not be a “Restricted Subsidiary” (as defined in the PLP Indenture).

(b) So long as any Indenture Restriction is in effect, (i) none of the Mosaic Loan Parties shall transfer any Restricted Assets that are Collateral to any of the Global Loan Parties and (ii) no Global Loan Party shall merge or consolidate with or into any Mosaic Loan Party unless either (A) such Mosaic Loan Party does not own any Restricted Assets that are Collateral or (B) the surviving entity will be a Mosaic Loan Party and shall be released from the Global U.S. Security Agreement, the Global Canadian Security Agreement, the Global U.S. Pledge Agreement, the Global Canadian Pledge Agreement and the Global Collateral Sharing Agreement.

SECTION 2. Waiver and Consent. (a) Under Sections 3.19 and 6.16 of the Credit Agreement, the Borrowers represented, warranted and agreed that so long as any notes were outstanding under the PLP Indenture, PLP would not have any “Restricted Subsidiaries” (as defined in the PLP Indenture), other than Agrico Chemical Company. However, Phosphates is such a “Restricted Subsidiary”. As a result, Events of Default under Article VII (c) and (d) have occurred. Upon the Amendment Effective Date, the Required Lenders waive the Events of Default resulting from the fact that Phosphates was not named as such a “Restricted Subsidiary.”

(b) Under Section 6.07 of the Credit Agreement, the Parent Borrower agreed, for itself and its Subsidiaries, not to enter into any Swap Agreement except for certain categories of Swap Agreements. However, one of the Parent Borrower’s Subsidiaries entered into a Swap Agreement, which is no longer in effect, which was not permitted under Section 6.07. As a result an Event of Default under Article VII(d) has occurred. Upon the Amendment Effective Date, the Required Lenders waive the Event of Default described in the preceding sentence.

(c) The parties hereto acknowledge and agree that, in the event that a Subsidiary that is a Global Loan Party ceases to be a Subsidiary of the Global Borrower but becomes (or, as a result of a merger or consolidation involving such Subsidiary, the survivor is) a Mosaic Loan Party (including pursuant to the Phosphates Reorganization), then such Mosaic Loan Party should be released as a party to the Global Security Documents (as defined in the Global Collateral Sharing Agreement), provided that such Mosaic Loan Party becomes (or, if applicable, remains) a party to the Mosaic Pledge Agreement and the Mosaic Security Agreement (and, if it is a party to a Global Mortgage (as defined in the Global Collateral Sharing Agreement) at the time it ceased to be a Global Loan Party, then such Mortgage should be amended to eliminate collateral sharing provisions). Effective upon the Amendment Effective Date, the Required Lenders consent to any amendments to the Global Security Documents that the Collateral Agent approves as necessary or appropriate to give effect to the foregoing.

SECTION 3. Representations and Warranties. Each of the U.S. Borrowers represents and warrants to each of the Lenders that, after giving effect to the amendments and waivers contemplated hereby, (a) the representations and warranties of the Borrowers set forth in the Loan Documents are true and correct on and as of the Amendment Effective Date, (b) no Default has occurred and is continuing, (c) the Phosphates Reorganization shall have been consummated or is being consummated on the Amendment Effective Date and (d) the Phosphates Reorganization will not (i) violate the charter, bylaws or other organizational documents of the Borrowers or any of their Subsidiaries or any order of any Governmental Authority or (ii) violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent Borrower or any of the Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Parent Borrower or any of the Subsidiaries.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date (the “Amendment Effective Date”) when the Administrative Agent (or its counsel) shall have received (a) copies hereof that, when taken together, bear the signatures of the Borrowers and the Required Lenders, (b) evidence reasonably satisfactory to it that the Phosphates Reorganization has been consummated or is being consummated on the Amendment Effective Date, (c) amendments to the Security Documents signed by the necessary Loan Parties, in form and substance satisfactory to the Administrative Agent, to give effect to the Phosphates Reorganization with the result that the Fertilizer Borrower will be a Mosaic Loan Party and not a Global Loan Party, and (d) to the extent invoiced, payment of all out-of-pocket expenses required to be paid or reimbursed by any Loan Party hereunder or under any other Loan Document.

SECTION 5. Applicable Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

SECTION 6. No Other Amendments. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.

SECTION 7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

SECTION 8. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

SECTION 9. Expenses. The Primary Borrowers shall reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Amendment, including the reasonable fees and expenses of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

IN WITNESS WHEREOF, the Borrowers and the Required Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

THE MOSAIC COMPANY,

by
Name:
Title:

MOSAIC FERTILIZER, LLC,

by
Name:
Title:

MOSAIC GLOBAL HOLDINGS INC.,

by
Name:
Title:

MOSAIC POTASH COLONSAY ULC,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
Name:
Title:

SIGNATURE PAGE TO FIRST AMENDMENT AND WAIVER dated as of July 28, 2005, to the CREDIT AGREEMENT dated as of February 18, 2005, as amended, among THE MOSAIC COMPANY, MOSAIC FERTILIZER, LLC, MOSAIC GLOBAL HOLDINGS INC., MOSAIC POTASH COLONSAY ULC, the Foreign Borrowing Subsidiaries party thereto, THE LENDERS, and JPMORGAN CHASE BANK, N.A. as Administrative Agent,

Name of Institution:

By
Name:
Title:

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